                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made effective as of March 22, 1994, by and between Morrison Knudsen Corporation, a Delaware corporation ("Company"), and Larry E. Salci, an executive employee of the Company ("Executive").

     WHEREAS, Executive has rendered and will render valuable services to the Company, and has acquired an extensive background in and knowledge of the Company's business; and

     WHEREAS, Company desires to continue the services of Executive in such executive capacity as the parties may mutually agree.

     NOW, THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants herein contained, Company and Executive agree as follows:

     ARTICLE I - TERM AND POSITION

     1.1 Company shall employ Executive as the President of the Company's Transit Group ("MK Transit Group") for a term beginning on the effective date of this Agreement and ending on March 21, 1999, upon the terms and conditions set forth herein, unless such employment is earlier terminated in accordance with the provisions herein. The Executive's position with the Company is a regular full time position and the Executive is assigned a Grade Level of 27.

     1.2 The Executive accepts such employment. In connection with the said employment, the Executive shall report to the Chief Executive Officer of the Company.

     1.3 Notwithstanding the foregoing, if this Agreement shall not have been terminated in accordance with the provisions herein on or before March 21, 1999, the Agreement shall be extended such that at each and every moment of time thereafter, the remaining term of the Agreement shall be one year unless (a) the Agreement is terminated earlier in accordance with the provisions herein or
(b) on or after March 22, 1999, the Company's Board of Directors notifies Executive in writing of its determination to have the term of this Agreement expire one year from the date of notification.

     ARTICLE 2 - DEFINITIONS

          For purposes of this Agreement, the following terms shall have the meanings set forth below:

     2.1 "BASE COMPENSATION" shall mean an amount per annum equal to the sum of (i) the annual base salary rate in effect for Executive immediately preceding termination of employment (excluding any reduction in base salary made in breach of this Agreement), (ii) an amount equal to the product of (A) and
(B), where (A) equals the percentage derived by dividing the cumulative bonus paid to Executive under the 3-Year Plan Plan (a copy of which is attached hereto as Exhibit "A", and made a part hereof) for the three most recently completed calendar years prior to termination (including any bonus amounts deferred by Executive under any Company deferred compensation plan or arrangement) by the cumulative base salary paid to Executive for the same three-year period (including any base salary deferred by Executive under any Company deferred compensation plan or arrangement) and, (B) equals the amount set forth in 2.2(i) above, (iii) continued participation in all basic and supplemental life, accident, disability, medical, dental and other Company-sponsored welfare benefit programs provided to the Executive immediately preceding termination (or, if continued participation in one or more of these benefits is not possible per the terms of the plan or applicable law, an amount of money that would enable Executive to purchase similar benefits), and (iv) continuance of vesting and benefit accrual under any Company-sponsored basic and supplemental retirement programs in effect for Executive immediately prior to termination (or, if continued participation in such programs is not possible per the terms of the plan or applicable law, the monetary value of such benefits.

     2.2 "CAUSE" shall mean (i) willful refusal by Executive to follow a lawful written order of the Chief Executive Officer, (ii) Executive's willful and continued failure to perform his duties under this Agreement (except due to Executive's incapability due to physical or mental illness) after a written demand is delivered to Executive by the Chief Executive Officer specifically identifying the manner in which the Chief Executive Officer believes that Executive has failed to perform his duties, (iii) Executive's willful engagement in conduct materially injurious to the Company, or (iv) Executive's conviction for any felony involving moral turpitude. For purposes of clauses (i), (ii), and (iii) of this definition, no act, failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of the Company.

     2.3 "CONSTRUCTIVE TERMINATION" shall mean the Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of such event:

     (i) A failure by the Company to abide by any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in Section 3 of this Agreement unless such are replaced by alternative rights of approximately equal value;

    (ii) A reduction in Executive's title or responsibilities below that agreed to Section 6.1.

   (iii) The Company's sale of MK Transit Group, or the company's sale of substantially all of the assets of MK Transit Group.

     2.4 "DISABILITY" shall be deemed to have occurred if Executive makes application for disability benefits under any Company-sponsored long-term disability program (whether insured or self-insured, basic or supplemental) covering Executive and qualifies for such benefits.

     2.5 "RETIREMENT" shall mean Executive's termination of service with Company on or after his Early Retirement Date or Normal Retirement Date as defined in the Morrison Knudsen Corporation Retirement Plan, established January 1, 1988, and frozen December 31, 1991 (the "MKRP"), assuming that the MKRP had never been frozen.

ARTICLE 3 - COMPENSATION AND BENEFITS

     3.1 Executive shall receive the annual base salary set by the Company, which salary shall be commensurate with Executive's duties and consistent with the compensation policies of the Executive Compensation and Nominating Committee of Company's Board of Directors. Such salary shall be, at a minimum, $250,000.00 per year. This salary is payable in accordance with the Company's normal payroll practice (i.e. every two weeks.

     3.2 At least annually, Company will review Executive's base salary to determine the amount of any increase. Upon any such increase in Executive's base salary, such increased rate shall thereafter constitute Executive's annual base salary for all purposes of this Agreement. The foregoing to the contrary notwithstanding, the Company may reduce Executive's annual base salary during any year by not more than 10% below the base salary in effect at the beginning of the year as part of any general salary reduction which applies to all officers of the Company.

     3.3 No later than September 30, 1995, Company shall provide a Company Key Executive Long-Term Performance Incentive Plan, applicable to the Executive's Group or corporate position, as the came may be, in which the Executive shall be entitled to participate, ("5-Year Plan"), once the said plan is finalized. Upon being finalized, the 5-Year Plan shall contain Executive's sharing percentages and performance targets, shall be executed by Executive and shall be attached hereto and made a part hereof.

     3.4 Executive shall also be entitled to participate in the Company's Long-Term Performance Compensation Benefit Plan ("3-Year Plan") to the extent such plan is continued by Company. A copy of the 3-Year Plan which has heretofore been provided to Executive, is attached hereto as Exhibit "A", and made a part hereof.

     3.5 Executive also shall be eligible to participate in all prerequisites and health and welfare benefits generally available to other executive officers of Company, including, but not limited to, 401(k) Savings Plan, group medical and dental plan, and all other group plans and other benefits that are normally offered to regular full-time employees.

     3.6 In addition, during his employment, Executive shall be provided with supplemental benefits at no cost to Executive which shall result in the following levels of coverage, inclusive of any coverage provided by basic Company-sponsored benefits:

          3.6.1 Pre-Retirement life insurance equal to three times Executive's annual base salary;

          3.6.2 Post-Retirement life insurance equal to one time Executive's annual base salary as of the date of Executive's retirement; and

          3.6.3 Disability coverage from all Company-sponsored and government sources equal to 60% of the sum of base salary plus annual Group Incentive Plan bonus or Executive Incentive Plan bonus, which ever is applicable, less any offsets under the terms of such disability programs.

     3.7 The Executive will be considered for an annual cash bonus at the end of each calendar year. The Company shall set a targeted bonus of 50% of annual base salary, assuming that MK Transit Group achieves pre-specified results in the area of cash flow, not income (after taking into account cash bonuses) and return on capital employed. A lesser bonus may be paid in the event the results achieved fall below the predetermined goals. The Executive's cash bonus for 1994 shall not be less than 20% base salary prorated for the number of months of service (including partial months) rendered in 1994.

     3.8 A recommendation will be made to the Executive Compensation and Nominating Committee that the Executive be granted options to purchase 25,000 shares of the Company's common stock under the Company's Stock Incentive Plan (or Stock Compensation Plan if such Plan is approved by the Board of Directors) at a price equal to the mean between the highest and lowest selling price of such stock on the New York Stock Exchange on the effective date of grant. Pursuant to the Stock Incentive Plan, the option shall vest over a period of four years and shall have a life of ten years.

     3.9 A recommendation will be made to the Executive Compensation and Nominating Committee that the Executive be granted 20,000 restricted shares of the Company's common stock under the Company's Stock Incentive Plan (or Stock Compensation Plan if such Plan is approved by the Board of Directors). The restricted stock shall vest over a period of four years, with 20% vesting immediately.

     3.10 The Executive will be entitled to relocation assistance, including an agreement for the purchase of the Executive's present residence if that becomes necessary to avoid the Executive's incurring a loss on the sale of the Executive's residence with respect to the Executive's move from Virginia to Chicago (i.e., home purchase option and reimbursement for moving expenses).

     3.11 No later than July 21, 1995, the Company will provide a Deferred Compensation Agreement intended to compensate the Executive for those pension benefits provided by the Executive's previous employer, Bombardier Corporation, that the Executive forfeited as a result of his resignation from Bombardier Corporation. The Deferred Compensation Package must provide the Executive with at least the same amount of after tax funds, as did Executive's pension package with Bombardier Corporation, as reflected on Exhibit "B" attached hereto and made a part hereof. The type of such Deferred Compensation Agreement, as well as additional terms thereof, will be determined after additional analysis by the Company of the Executive's pension package with Bombardier Corporation, and will be subject to mutual agreement between the Company, the Executive and the Executive's attorneys. In the event that an accord cannot be reached by July 1, 1995, then the matter will be settled by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


ARTICLE 4 - EXECUTIVE'S RIGHTS UPON TERMINATION

     4.1 During the term of this Agreement, the Executive may be terminated by the Company only for Cause.

     4.2 In the event that the Executive's employment with the Company is terminated by Constructive Termination or for any other reason other than (a) death, (b) Disability, (c) Cause, (d) voluntary resignation by Executive not constituting Constructive Termination, or (e) Retirement, Company will pay to Executive Base Compensation for a period of two years. In addition, Company will fully and immediately vest all unvested stock options and restricted stock awards previously granted by Company to Executive and fully vest and immediately pay to Executive any accrued award earned by Executive under the 5-Year Plan applicable to his Group or corporate position, as the case may be, or any other Company-sponsored long-term cash incentive plan in which Executive is a participant.

     4.3 Base Compensation payments shall be made when payments would otherwise have been made to Executive if he were still employed by the Company, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs.

     4.4 In the event Executive's employment with Company is terminated for death, Disability, Cause, voluntary resignation not constituting Constructive Termination or Retirement, Executive shall be entitled to be compensated in accordance with the provisions of this Agreement through the date of such termination, but shall not be entitled to receive any compensation for the remainder of the term of the Agreement. This statement, however, shall not preclude Executive from any payments or benefits available to Executive from participation in Company-sponsored plans or programs that are generally applicable to salaried personnel.


ARTICLE 5 - DESIGNATION OF BENEFICIARIES

     5.1       If Executive should die while receiving payments pursuant to
Article 4, the remaining payments which would have been paid to Executive if he had lived shall be paid as designated by Executive on the Beneficiary Designation Form which is attached hereto as Exhibit "C". Such payments shall be made at the same time and in the same manner as if Executive were alive to receive the payments, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs. The filing of a new Beneficiary Designation Form will cancel all designations previously filed. The spouse of a married Executive shall join in any designation of a beneficiary other than the spouse.

     5.2 If Executive fails to designate a beneficiary as provided for above, then Company shall direct the distribution of any benefits under this Agreement to Executive's estate.

ARTICLE 6 - DUTIES OF EXECUTIVE

     6.1 Executive agrees to serve as the President of the Company's Transit Group, or in such other executive capacity as the parties may mutually agree, and to perform the duties and services appertaining to such office and such other duties or services he may be reasonably directed to perform from time to time by the Chief Executive Officer of Company.

     6.2 Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the Business and affairs of Company and, except with the consent of the Chief Executive Officer, not to engage in any other business activity (except passive personal investments).

ARTICLE 7 - MITIGATION AND OFFSET

          Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period he is entitled to such payment.


ARTICLE 8 - TAX "GROSS-UP" PROVISION

          If any payments due Executive under this Agreement result in Executive's liability for an excise tax under Section 4999 of the Internal Revenue Code of 1986 an amended ("parachute tax"), the Company will pay Executive, after deducting any Federal, state or local income tax imposed on the payment, an amount sufficient to fully satisfy the parachute tax liability. Such payment shall be made to Executive no later than 30 days prior to the date of the parachute tax.


ARTICLE 9 - LEGAL PROCEEDINGS, FEES AND EXPENSES

     9.1 Executive agrees to lawfully cooperate in any and all legal proceedings, including but not limited to any threatened, pending or completed action, suit, arbitration or proceedings, whether civil, criminal, administrative or investigative ("Proceedings"), brought by or against the Company or its directors, officers or shareholders, to the extent that the Executive's lawful cooperation is reasonably required, helpful, relevant and material to the Proceedings.

     9.2 The Company shall fully compensate and reimburse the Executive on account of any wages, benefits or other compensation lost by the Executive as a result of his attendance or assistance with regard to any Proceedings. In addition, the Company shall pay the reasonable fees, costs and expenses of any personal legal counsel retained by Executive to advise and otherwise represent the Executive with respect to any Proceedings. Any payments to be made by the Company under the provisions of this paragraph shall be made by the Company to Executive within 30 days of the Executive's request for payment.

     9.3 Within 30 days of the Executive's request for payment, the Company shall pay Executive for all reasonable legal fees and expenses incurred by him relating to the preparation of this Instrument.

     9.4 The rights and obligations of the parties contained in this Article shall survive any termination of this Agreement.


ARTICLE 10 - INDEMNIFICATION

     10.1 The Company shall indemnify and hold harmless the Executive of and from all manner of action, cause, and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, options, contracts, leases, interests, notes, negotiable and non-negotiable instruments, bills, specialties, covenants, controversies, agreements, promises, libels, slanders, defamations, variances, trespasses, torts, negligence, omissions, errors, obligations, fees, penalties, fines, sanctions, damages, judgments, executions, claims, counterclaims and demands whatsoever, whether in law or in equity, whether arising out of statutes, contracts, torts or otherwise, known or unknown, foreseen or unforeseen, contingent or vested, choate or inchoate, made or brought, or threatened to be made or brought, against Executive by reason of the fact that Executive is or was employed by the Company, or otherwise is or was an agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     10.2 The foregoing indemnification and hold harmless will be effective whether the Executive is made a party, is threatened to be made party, or may be made a party, to any and all legal proceedings, including, but not limited to any threatened, pending or completed action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative ("Proceedings").

     10.3 The foregoing indemnification and hold harmless shall also include, but is not limited to, all expenses reasonably incurred by Executive, in the defense and/or settlement of, or otherwise in connection with any Proceedings, including, but not limited to, reasonable attorneys' fees, court costs, reasonable expert witness' fees, reproduction and/or photocopy costs, travel expenses, deposition transcript costs and the like.

     10.4 The foregoing indemnification and hold harmless does not include any Proceedings brought against the Executive as a result of any conduct on his part that was willful and with the intent to materially injure the Company.

     10.5 The indemnification and hold harmless provided by this article shall not be deemed exclusive of any other rights to which Executive may be entitled under any law, by-law, agreement, vote of shareholders or directors or otherwise, and as to action in another capacity while holding such capacity, and shall inure to the benefit of Executive's heirs, executors, administrators and assigns.

     10.6 The rights and obligations of the parties contained in this Article shall survive any termination of this Agreement.


ARTICLE 11  -  SUCCESSORS

     11.1 The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

     11.2 This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.


ARTICLE 12 - ENTIRE AGREEMENT

          With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. This Agreement shall not affect the provisions of any other compensation, retirement or other benefit programs or agreements of Company to which Executive is a party except the Offer of Employment dated March 25, 1994 (the "Offer of Employment"). In the case of the Offer of Employment, Executive agrees that this Agreement supersedes such Offer of Employment, and that this Agreement is entered into in exchange for, and in lieu of, the terms and conditions of such Offer of

Employment. No amendments to this Agreement may be made except through a written document signed by both parties.


ARTICLE 13 - VALIDITY AND SEVERABILITY

          In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.


ARTICLE 14 - ARTICLES AND READINGS

          Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.


ARTICLE 15 - NOTICES

          Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 48 hours after having been deposited in the United States mail, postage prepaid and addressed in the case of the Company to its then principal place of business, presently Morrison Knudsen Plaza, 720 Park Blvd., Boise, Idaho 83729, and in the case of Executive to Morrison Knudsen Corporation, Morrison Knudsen Plaza, P.O. Box 73, Boise, Idaho 83729. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

ARTICLE 16 - ATTORNEYS' FEES

     16.1 In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final Judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

     16.2 Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys' fees that exceeds the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.


ARTICLE 17 - TAXES

          To the extent required by law, the Company shall withhold from any payments under this Agreement any applicable federal, state or local taxes.


ARTICLE 18 - APPLICABLE LAW

          To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Idaho law.


ARTICLE 19 - EXECUTION

          The Parties agree that this Instrument may be executed in duplicate or more originals and/or counterparts and each original or counterpart shall have the same force and effect as the other.


ARTICLE 20 - CONTINGENCIES

          This Agreement must be contingent upon the following contingencies:

     20.1 The Executive's passing of a drug screening test, pursuant to the Company's Substance Abuse Prevention Program, and his continued compliance with such program. After reporting to work, the Executive will also be required to complete an "Employment Certification" form that complies with the passing of the Drug-Free Workplace Act of 1988.

     20.2      The Executive's compliance with the following laws:

          20.2.1 In accordance with Public Law 99-603, the Immigration and Naturalization Act of 1986, this offer is made pending receipt of verifiable documentation from the Executive confirming his eligibility for employment under the terms and conditions of this Act. Proof of U.S. citizenship or adequate identification is required before any hire can be processed. The Executive must present acceptable documents for employment eligibility verifications when he reports for his first day of work.

          20.2.2 In accordance with Public Law 100-679, the Office of Federal Procurement Policy Act Amendments of 1988, the Company is prohibited for a period of two years from hiring former government officials or employees (military or civilian) who participated personally and substantially in the conduct of any Federal agency procurement. Consequently, this Agreement is contingent upon receipt of information from the Executive that his employment with the Company will not result in a violation of the Procurement Policy Act. The Executive will be required to complete an employee certification form verifying his prior employment before his employment with the Company begins.


IN WITNESS WHEREOF, Company has executed this Agreement by a duly authorized officer and Executive this 4 day of August, 1995.


ATTEST                                       MORRISON KNUDSEN CORPORATION


/s/ Stephen G. Hanks                         /s/ Robert A. Tinstman
- -----------------------------------          -----------------------------------
Stephen G. Hanks,                            Robert A. Tinstman
Sr. Executive Vice President,                Chief Executive Officer
Secretary, General Counsel


                                             EXECUTIVE

                                             /s/ Larry E. Salci
                                             -----------------------------------
                                             Larry E. Salci

                             EXHIBITS AND SCHEDULES


[The Registrant agrees to provide the Securities and Exchange Commission, upon request, with copies of Exhibits and or Schedules hereto.]

                                    AGREEMENT

This Agreement is made this 19th day of April, 1995 between MORRISON KNUDSEN CORPORATION, an Ohio corporation ("MK" or "Company") and LARRY E. SALCI ("Employee").

WHEREAS, Employee has been employed as President of the MK Transit Division, has rendered valuable services to MK and has acquired an extensive background in and knowledge of MK's Transit business; and

WHEREAS, MK desires to continue the services of Employee through the sale of all or substantially all of the assets associated with MK's Transit Division, if and when such sale occurs (the "Closing"), and Employee desires to continue to provide services to the Company through such sale (the "Sale of Transit Division");

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements set forth herein, MK and Employee agree as follows:

1. Employee shall be paid a one-time bonus equal to six months of his current annual base salary, less any applicable taxes, provided that:

     a. Employee does not voluntarily resign prior to the earlier of December 31, 1995 or the Closing of the Sale of Transit Division; or

     b. Company has completed the Sale of Transit Division or Employee has been terminated by the Company for a reason other than cause as defined below, prior to December 31, 1995.

     If the Employee is entitled to a payment pursuant to the foregoing provisions of this paragraph 1, such payment shall be made within two weeks following the earlier of December 31, 1995 or the Sale of Transit Division, less any applicable federal, state or local taxes, to the extent required by law.

2. This Agreement shall not limit or otherwise affect the provisions of any other compensation, employment, retirement or other benefit programs or agreements of Company to which Employee is a party. Any payments made hereunder shall be in addition to those received under Employee's Employment Agreement effective March 22, 1994 with Company.

3. "Cause" for termination by the Company, shall mean (i) the willful and continued failure by the Employee to substantially perform the Employee's duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Chief Executive Officer of the Company, which demand specifically identifies the manner in which the Chief Executive Officer of the Company believes that the Employee has not substantially performed the Employee's duties, or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act, or failure to act, was in the best interests of the Company.

4. The individual executing this Instrument on behalf of the Company, as its Chief Legal Officer, represents and warrants to Employee that the said individual has been and is legally authorized to enter into this Agreement on behalf of the Company.

5. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Idaho law.


                                        MORRISON KNUDSEN CORPORATION



                                        By:  /s/ Stephen G. Hanks
                                            ------------------------------------
                                             Chief Legal Officer



                                        EMPLOYEE


                                        By:  /s/ Larry E. Salci
                                            ------------------------------------
                                             Larry E. Salci